NOMAD FOODS LIMITED
DESCRIPTION OF SECURITIES

As of December 31, 2021, Nomad Foods Limited had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended – its ordinary shares of no par value (the “Ordinary Shares”). References herein to “we,” “us,” “our” and “Company” refer to Nomad Foods Limited.

The following description of our securities is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Memorandum and Articles of Association, which we refer to as our Memorandum and Articles, which are incorporated by reference as an exhibit to the Company’s Annual Report on Form 20-F filed with the Securities and Exchange Commission of which this Exhibit is a part. We encourage you to read our Memorandum and Articles and the applicable provisions of British Virgin Islands law for additional information.

General

Our Memorandum and Articles authorize the issuance of an unlimited number of shares of no par value, which may be Ordinary Shares or founder preferred shares (the “Founder Preferred Shares”). As of December 31, 2021, 173,559,173 Ordinary Shares and 1,500,000 Founder Preferred Shares were issued and outstanding. Our Ordinary Shares are listed on the New York Stock Exchange under the trading symbol “NOMD”.

Ordinary Shares

The following summarizes the rights of holders of our Ordinary Shares:

Voting Rights

Each holder of our Ordinary Shares is entitled to one vote per Ordinary Share on all matters to be voted on by shareholders generally and to vote together with the holders of Founder Preferred Shares. The affirmative vote of a majority of the votes of the shares entitled to vote which either were present at a meeting and were voted, or consented in writing, is required to approve action on a matter.

Dividends

Subject to the rights of the holders of the Founder Preferred Shares, the holders of our Ordinary Shares are entitled to share ratably in dividends and other distributions as may be declared from time to time by our board of directors out of funds legally available for that purpose, if any.

Dissolution; Liquidation

Subject to the BVI Business Companies Act, 2004 (as amended) (the “BVI Act”), upon our liquidation, dissolution or winding up, the holders of our Ordinary Shares, along with holders of our Founder Preferred Shares, will be entitled to the distribution of the remaining assets pro rata to the number of fully paid up shares held by each holder relative to the total number of issued and fully paid up Ordinary Shares as if the fully paid up Founder Preferred Shares had been converted into Ordinary Shares immediately prior to the winding up.

Transfer

Subject to the BVI Act and the terms of the Memorandum and Articles, any shareholder may transfer all or any portion of his, her or its Ordinary Shares.

Variation of Rights

As permitted by British Virgin Islands law and our Memorandum and Articles, we may vary the rights attached to any class, including our Ordinary Shares, with the written consent of at least 50% of the holders of each class of shares affected or by a resolution passed by at least 50% of the votes cast by eligible holders of the issued shares of the affected class at a separate meeting of the holders of that class.

Other Matters

Our Ordinary Shares carry no preemptive rights and are not redeemable (other than by agreement between the Company and the relevant shareholder) or entitled to the benefits of any sinking fund or liable for further capital calls. There are no limitations on the rights to own securities, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on the securities imposed by British Virgin Islands law or by the Memorandum and Articles.

Founder Preferred Shares

Defined Terms

In the following summary of the material provisions of our Founder Preferred Shares and our Memorandum and Articles, the following words have the following meanings:

Acquisition means the Company’s acquisition of Iglo Foods Holdings Limited and its consolidated subsidiaries on June 1, 2015;

Admission means the initial admission of the Ordinary Shares to the standard listing segment of the Official List maintained by the UKLA and to trading on the London Stock Exchange’s main market for listed securities, which occurred on April 15, 2014;

Annual Dividend Amount means: A x B where:

A = an amount equal to 20% of the increase (if any) in the value of an Ordinary Share. Such increase shall be calculated as being the difference between (i) the Dividend Price for that Dividend Year and (ii) (a) if no Annual Dividend Amount has previously been paid, a price of US$10.00 per Ordinary Share, or (b) if an Annual Dividend Amount has previously been paid, the highest Dividend Price for any prior Dividend Year, provided that in each case such amount is subject to such adjustment either as the directors in their absolute discretion determine to be fair and reasonable in the event of a consolidation or sub-division of the Ordinary Shares in issue after the date of Admission or otherwise as determined in accordance with Article 5.4 of our Memorandum and Articles; and B = the Preferred Share Dividend Equivalent;

Average Price means for any security, as of any date (or relevant period, as applicable): (i) in respect of Ordinary Shares or any other security, the volume weighted average price for such security on the London Stock Exchange as reported by Bloomberg through its “Volume at Price” functions; (ii) if the London Stock Exchange is not the principal securities exchange or trading market for that security, the volume weighted average price of that security on the principal securities exchange or trading market on which that security is listed or traded as reported by Bloomberg through its “Volume at Price” functions; (iii) if the foregoing do not apply, the last closing trade price of that security in the over-the-counter market on the electronic bulletin board for that security as reported by Bloomberg; or (iv) if no last closing trade price is reported for that security by Bloomberg, the last closing ask price of that security as reported by Bloomberg. If the Average Price cannot be calculated for that security on that date on any of the foregoing bases, the Average Price of that security on such date shall be the fair market value as mutually determined by the Company and the holders of the majority of outstanding Founder Preferred Shares (acting reasonably);

Bloomberg means Bloomberg Financial Markets;

Change of Control means the acquisition of Control of the Company by any person or party (or by any group of persons or parties who are acting in concert);

Control means (a) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to: (i) cast, or control the casting of, more than 50 (fifty) per cent. of the maximum number of votes that might be cast at a meeting of Members; or (ii) appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or (iii) give directions with respect to the operating and financial policies of the Company with which the directors or other equivalent officers of the Company are obliged to comply; and/or (b) the holding beneficially of more than 50 (fifty) per cent. of the issued shares of the Company (excluding any issued shares that carry no right to participate beyond a specified amount in a distribution of either profits or capital);

Dividend Determination Period means the last ten consecutive Trading Days of a Dividend Year;

Dividend Price means the Average Price per Ordinary Share for the Dividend Determination Period in the relevant Dividend Year;

Dividend Year means the period commencing on the date of Admission and ending on the last day of the Company’s first financial year, and thereafter each financial year of the Company;

London Stock Exchange means the London Stock Exchange plc;

paid up in relation to shares means fully paid or credited as fully paid, but excludes partly paid shares;

Payment Date means a day no later than ten Trading Days after the last day of the relevant Dividend Year, except in respect of any Annual Dividend Amount becoming due on the Trading Day immediately prior to the date of commencement of the Company’s liquidation, in which case the Payment Date shall be such Trading Day, and except in respect of any Annual Dividend Amount becoming due on account of an automatic conversion immediately upon a Change of Control pursuant to Article 5.1(a) of the Memorandum and Articles, in which case the Payment Date shall be the Trading Day immediately after such event;

Preferred Share Dividend Equivalent means 140,220,619 Ordinary Shares, being such number of Ordinary Shares outstanding immediately following the Acquisition but excluding any Ordinary Shares issued to shareholders or other beneficial owners of a company or business acquired pursuant to or in connection with the Acquisition (which total number is subject to such adjustment either as the directors in their absolute discretion determine to be fair and reasonable in the event of a consolidation or sub-division of the Ordinary Shares in issue after the date of admission to the LSE or otherwise as determined in accordance with Article 5.4 of the Memorandum and Articles relating to the treatment of stock splits, stock dividends and similar events); and

Trading Day means any day on which the New York Stock Exchange (or such other applicable securities exchange or quotation system) is open for business and on which the Ordinary Shares may be dealt in (other than a day on which the New York Stock Exchange (or such other applicable securities exchange or quotation system) is scheduled to or does close prior to its regular weekday closing time).

The following summarizes the rights of holders of our Founder Preferred Shares:

Voting Rights

Each holder of our Founder Preferred Shares is entitled to one vote per Founder Preferred Share on all matters to be voted on by shareholders generally and to vote together with the holders of Ordinary Shares. The affirmative vote of a majority of the votes of the shares entitled to vote which either were present at a meeting and were voted, or consented in writing, is required to approve action on a matter.

Dividends

Commencing on January 1, 2015 and for each financial year thereafter:

a.once the average price per Ordinary Share for the Dividend Determination Period, i.e. the last ten consecutive trading days of a year is at least $11.50 (which condition was satisfied for the year ended December 31, 2015), holders of our Founder Preferred Shares have the right to receive a Founder Preferred Shares Annual Dividend Amount, payable in Ordinary Shares or cash, at the Company’s sole option; and

a.holders of our Founder Preferred Shares have the right to receive dividends and other distributions as may be declared from time to time by the Company’s board of directors with respect to the Ordinary Shares (such dividends to be distributed among the holders of Founder Preferred Shares, as if for such purpose the Founder Preferred Shares had been converted into Ordinary Shares immediately prior to such distribution)

plus an amount equal to 20% of the dividend which would be distributable on such number of Ordinary Shares equal to the Preferred Share Dividend Equivalent; and

In addition to amounts payable above, holders of Founder Preferred Shares have the right, together with the holders of Ordinary Shares, to receive such portion of all amounts available for distribution and from time to time distributed by way of dividend or otherwise at such time as determined by the directors.

Liquidation

Holders of our Founder Preferred Shares have the right to an equal share (with the holders of Ordinary Shares on a share for share basis) in the distribution of the surplus assets of the Company on its liquidation as are attributable to the Founder Preferred Shares.

Conversion

Founder Preferred Shares are convertible, at the option of the holders, into Ordinary Shares on a 1-for-1 basis (mandatorily upon a Change of Control or the seventh full financial year after an acquisition).

Transfer Agent

The transfer agent for our Ordinary Shares and Preferred Shares is Computershare.

Indemnification Matters

Our Memorandum and Articles provide that we may indemnify any person who is or was a director or who is or was, at our request, serving as a director of, or in any other capacity is or was acting for, another entity, against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. A person may be indemnified only if he or she acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. The decision of our board of directors as to whether the director or officer acted honestly and in good faith with a view to our best interests and as to whether the director or officer had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purpose of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a director or officer did not act honestly and in good faith and with a view to our best interests or that the director or officer had reasonable cause to believe that his or her conduct was unlawful.

In addition, we have agreed with our directors, subject to the BVI Act, to indemnify them against a number of liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity, whether or not we have or would have had the power to indemnify the directors or officers against the liability as provided in our Memorandum and Articles.

Disclosure Requirements

Our Memorandum and Articles provide that we may, by notice in writing, require any person to whom we know or have reasonable cause to believe to have been interested in our shares at any time during the three years preceding such notice, to confirm whether or not that is the case and to give such further information as may be required by our Memorandum and Articles. If a shareholder is in default of supplying us with the information required within the prescribed period, our directors, in their absolute discretion, may serve a direction notice on the shareholder which may direct that, in respect of the shares in which default has occurred, the shareholder shall not be entitled to attend or vote in meetings of shareholders. Additionally, if the shares in which the default has occurred represent at least 0.25% of the number of the class concerned, the direction notice may direct that dividends on such shares be retained by the Company and that no transfer of the shares shall be registered until the default is rectified.

Comparison of Shareholder Rights Described Herein

We are incorporated under, and are governed by, the laws of the British Virgin Islands. The following discussion summarizes with respect to the matters described herein the material differences between the rights of holders of our Ordinary Shares and the rights of common shareholders of a typical corporation incorporated under the laws of the State of Delaware.

Amendment of Governing Documents

Under Delaware corporate law, with very limited exceptions, a vote of the shareholders of a corporation is required to amend the certificate of incorporation. In addition, Delaware corporate law provides that shareholders have the right to amend the corporation’s bylaws, but the certificate of incorporation may also confer such right on the directors of the corporation.

Sale of Assets

Under Delaware corporate law, a vote of the shareholders is required to approve a sale, lease or exchange of property and assets of a corporation (including property and assets of its qualifying subsidiaries) only when all or substantially all of the corporation’s property and assets are being sold other than to a qualifying subsidiary of the corporation. Under British Virgin Islands law generally, shareholder approval is required when more than 50% of a company’s total assets by value are being disposed of or sold to any person if not made in the usual or regular course of the business carried out by the company. Under our Memorandum and Articles, this requirement of British Virgin Islands law has been disapplied and accordingly no shareholder approval is required in relation to such a disposal or sale.

Redemption of Shares

Under Delaware corporate law, by provision of the certificate of incorporation, any class or series of stock may be made subject to redemption by the corporation at its option, at the option of the holders of that stock or upon the happening of a specified event, provided that after such redemption shares of a class or series of stock with full voting power remain outstanding. The class or series of stock may, by provision of the certificate of incorporation, be made redeemable for cash, property or rights, as specified in the certificate of incorporation or in the resolution of the board of directors providing for the issue of the stock pursuant to the power expressly vested in the board of directors by the certificate of incorporation. Under Delaware corporate law, shares also may be repurchased with the consent of both the corporation and the holder, except that shares may not be repurchased for more than the price at which such shares may then be redeemed at the option of the corporation. Both the redemption and repurchase of shares of a Delaware corporation are subject to certain solvency limitations established by Delaware corporate law and Delaware common law. As permitted by British Virgin Islands law and our Memorandum and Articles, shares may be repurchased, redeemed or otherwise acquired by us. However, the consent of the shareholder whose shares are to be repurchased, redeemed or otherwise acquired must be obtained, except as specified in the terms of the applicable class or series of shares.

Squeeze-Out Merger

Under the Delaware General Corporation Law § 253, in a process known as a “short form” merger, a corporation that owns at least 90% of the outstanding shares of each class of voting stock of another corporation and where at least one of the corporations is a Delaware corporation and the laws of the jurisdiction of the other corporation don’t prohibit such action, may either merge the other corporation into itself or merge itself into the other corporation by executing, acknowledging and filing with the Delaware Secretary of State a certificate of ownership and merger setting forth a copy of the resolution of its board of directors authorizing such merger. If the parent corporation is a Delaware corporation that is not the surviving corporation, the merger also must be approved by a majority of the outstanding stock of the parent corporation entitled to vote thereon and the resolution must include provision for the pro rata issuance of stock of the surviving corporation to the holders of the stock of the parent corporation on surrender of any certificate therefor. If the parent corporation does not own all of the stock of the subsidiary corporation immediately prior to the merger, the minority shareholders of the subsidiary corporation party to the merger have appraisal rights as set forth in § 262 of the Delaware General Corporation Law.

Under the BVI Act, subject to any limitations in a company’s memorandum and articles of association, members holding 90% of the votes of the outstanding shares entitled to vote, and members holding 90% of the votes of the outstanding shares of each class of shares entitled to vote, may give a written instruction to the company directing the company to redeem the shares held by the remaining members. In our Memorandum and Articles, we have opted out of the BVI Act’s squeeze out provisions.

Variation of Rights of Shares

Under Delaware corporate law, a corporation may vary the rights of a class of stock with the approval of a majority of the outstanding shares entitled to vote thereon, and, in certain circumstances, including if such variation would change the rights of such class so as to affect them adversely, with the approval of a majority of the outstanding shares of such class, voting separately as a single class.

As permitted by British Virgin Islands law and our Memorandum and Articles, we may vary the rights attached to any class with the written consent of at least 50% of the holders of each class of shares affected or by a resolution passed by at least 50% of the votes cast by eligible holders of the issued shares of the affected class at a separate meeting of the holders of that class.

Election of Directors

Under Delaware corporate law generally, unless otherwise specified in the certificate of incorporation or bylaws of a corporation, directors are elected by a plurality of the votes of the shares entitled to vote on the election of directors and vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office (although less than a quorum) or by the sole remaining director. Subject to the BVI Act and pursuant to our Memorandum and Articles, directors shall be appointed at any time, and from time to time, by our directors, without the approval of shareholders, either to fill a vacancy or as an alternate or additional director. The shareholders may, by a majority vote, appoint any person as a director. In addition, for so long as an initial holder of Founder Preferred Shares holds 20% or more of the Founder Preferred Shares in issue, such holder is entitled to nominate, and the directors are required to appoint, a person as director. If such holder notifies the Company to remove any director nominated by him or her, the other directors shall remove such director, and the holder will have the right to nominate a director to fill the resulting vacancy. In the event an initial holder ceases to be a holder of Founder Preferred Shares or holds less than 20% of the Founder Preferred Shares in issue, such initial holder will no longer be entitled to nominate a person as a director, and the holders of a majority of the Founder Preferred Shares in issue will be entitled to exercise that initial holder’s former rights to appoint a director instead.

Mergers

Under Delaware corporate law, one or more constituent corporations may merge into and become part of another constituent corporation in a process known as a merger. In order to be properly adopted, the agreement of merger must be adopted by the board of directors of each constituent Delaware corporation by a resolution or unanimous consent in lieu of a meeting. In addition, the agreement of merger generally must be approved at a meeting of shareholders of each constituent Delaware corporation by a majority of the outstanding stock of such corporation entitled to vote, unless the certificate of incorporation provides for a supermajority vote.

Under the BVI Act, two or more companies may merge or consolidate in accordance with the statutory provisions. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders. One or more companies may also merge or consolidate with one or more companies incorporated under the laws of jurisdictions outside the British Virgin Islands if the merger or consolidation is permitted by the laws of the jurisdictions in which the companies incorporated outside the British Virgin Islands are incorporated. In respect of such a merger or consolidation, a British Virgin Islands company is required to comply with the provisions of the BVI Act, and a company incorporated outside the British Virgin Islands is required to comply with the laws of its jurisdiction of incorporation.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision that, if proposed as an amendment to the memorandum and articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

Cumulative Voting

Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the company’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions on cumulative voting under the laws of the British Virgin Islands, but our Memorandum and Articles do not provide for cumulative voting.